UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012

Mistras Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road Princeton Junction, New Jersey	08550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of Mistras Group, Inc. (the “Company”) approved modifications to the Company’s annual incentive plan and the long term plan for fiscal 2013 for its executive officers.

Each executive has a target bonus or award potential he can earn, which is a percentage of his base salary. The amount that can be earned is based upon the Company’s performance against target performance levels for specified metrics. If the performance for a specific metric is at target level, the executive will receive 100% of his target bonus or award related to that metric. Each executive officer can earn between 0% and 200% of his target bonus or award, based upon performance. The target level of performance for each metric was established at the beginning of fiscal year 2013.

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any bonus or award for that metric. At the 90% performance level, the executive officer will receive 50% of his target bonus or award related to that metric. If the performance for a specific metric meets or exceeds 120% of the target level, the executive officer will receive 200% of his target bonus or award related to that metric. If performance is between 90% and 120% of target performance for a metric, the executive officer will receive a percentage of his target bonus for that metric based upon a straight line interpolation, with each 1% increase in performance against target equating to a 5% increase in the percentage of the target bonus earned for that metric. The Compensation Committee will determine the individual performance portion of the annual incentive plan bonus for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee will determine the individual performance portion of the annual bonus for the other executive officers.

The impact of any acquisitions made during the fiscal year are removed from the results (including any acquisition related expenses and balance sheet items) for purposes of determining performance level of the metrics.

Annual Incentive Plan

The performance metrics and weighting for the annual incentive plan consist of (i) EBITDAS, defined as net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense and acquisition related expenses, which accounts for 30% of the bonus, (ii) revenue, which accounts for 30% of the bonus, and (iii) the ratio of EBITDAS to revenue, which accounts for 20% of the bonus. The remaining 20% of the bonus potential will continue to be based upon the individual executive officer’s performance. For the Chief Executive Officer, Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, the financial metrics are based 100% on the Company’s performance. For the Group Executive Vice Presidents and other executive officers whose primarily responsibilities are to manage a business unit or segment, the financial metrics are based 62.5% on their specific business unit or segment’s performance and 37.5% on the Company’s performance.

Long Term Incentive Plan

The performance metrics and weighting for the long term incentive plan consist of (i) diluted earnings per share, which accounts for 50% of the award, and (ii) return on tangible invested capital, or ROTIC, which accounts for 50% of the award. ROTIC is the measurement of the Company’s (a) operating income after income taxes and other adjustments described below for the fiscal year, as a percentage of (b) average tangible invested capital. Tangible invested capital is the sum of the Company’s accounts receivable (net of reserves), inventory (net of reserves) and fixed assets (property, plant and equipment, net of accumulated depreciation). The average balance of these items is based upon the balances at the end of the fiscal year being measured and the end of the prior fiscal year. Operating income will be adjusted for acquisition related costs, net, and other adjustments to net income itemized in the Company’s quarterly earnings release. In addition, the impact of acquisitions made during the year of acquisition will be excluded for determining diluted earnings per share, operating income after taxes and tangible invested capital.

Target Awards

The following sets forth the target bonus and award for each of the Company’s named executive officers:

	Target as a Percent of Base Salary
Name and Principal Position	Annual Incentive Plan	Long Term Incentive Plan
Sotirios J. Vahaviolos	85%	200%

Francis Joyce	50%	80%

Michael J. Lange	60%	100%

Dennis Bertolotti	50%	80%

Michael C. Keefe	50%	80%

Item 5.07.	Submission of Matters to a Vote of Security Holders

The Company held its 2012 annual shareholders meeting on October 15, 2012. Shareholders elected the seven nominees to the Board of Directors for one-year terms, ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013, and approved the Company’s executive compensation programs. These were the only matters voted upon at the meeting. The voting results are as follows.

1. The seven nominees for election to the Board of Directors were elected based upon the following votes:

Nominee	Votes For	Withheld	Broker Non Votes
Daniel M. Dickinson	25,091,569	61,750	1,314,506

James J. Forese	25,097,141	56,178	1,314,506

Richard H. Glanton	25,099,191	54,128	1,314,506

Michael J. Lange	25,092,719	60,600	1,314,506

Ellen T. Ruff	25,105,891	47,428	1,314,506

Manuel N. Stamatakis	25,092,219	61,100	1,314,506

Sotirios J. Vahaviolos	25,021,695	131,624	1,314,506

2. The appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 was ratified based upon the following votes:

Number of Votes
Votes for approval	26,451,703

Votes against	11,622

Abstentions	4,500

There were no broker non-votes for this item.

3. The advisory vote on the Company’s executive compensation was approved based upon the following votes:

Number of Votes
Votes for approval	24,892,743

Votes against	253,783

Abstentions	6,793

Broker Non-votes	1,314,506

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: October 18, 2012	By:	/s/ Michael C. Keefe
Name: Michael C. Keefe Title: Executive Vice President, General Counsel and Secretary

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